News Release
August 02, 2022
SSR MINING ANNOUNCES RESTRUCTURING OF EXECUTIVE TEAM
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") announces the restructuring of the Chief Operating Officer role to ensure the Company remains positioned for long term success, operational excellence, ESG leadership and value accretive growth. With the restructure, two Executive Vice President positions will be created. The first role will focus on Growth and Innovation and the second role will focus on Operations and Sustainability. With this change, John Ebbett, currently SSR Mining’s Vice President, Project Development, is promoted to Executive Vice President, Growth and Innovation, recognizing his already significant contribution and strong track record of success with SSR Mining. Stewart Beckman, Chief Operating Officer, will be returning to Australia after the end of the year and will remain as an internal resource for SSR Mining until the end of 2023. The recruitment process is underway to identify the new Executive Vice President, Operations and Sustainability, allowing for a smooth transition with Stewart.
Rod Antal, President and CEO of SSR Mining commented, “We are excited to welcome John Ebbett to the Executive Team. John provides business continuity, introduces dedicated and focused leadership to our substantial portfolio of organic growth opportunities, and continues to mature our already successful innovation initiatives as we strive for continued operational outperformance.”
John Ebbett rejoined SSR Mining in September 2020 as Vice President, Project Development, and was previously with Alacer Gold, as Project Director, where he led the extremely successful construction of the Ҫӧpler Sulfide Plant on time and under budget. Prior to rejoining SSR Mining, John was the Vice President of Project Development at Ausenco, and prior to his time at Alacer held various project development roles within Newcrest and John Holland.
Rod Antal, continues “Stewart has been an exceptional team member for SSR Mining and previously with Alacer Gold. I want to express my sincere gratitude and appreciation to Stewart for his tremendous contribution to our success. On behalf of the Board and everyone at SSR Mining, we wish Stewart nothing but the best in the future.”
About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing assets located in the USA, Turkey, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.
SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations
SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789
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